FORM 4


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
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1. Name and Address of Reporting Person*
     Weinberg, John S.
     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, NY  10004
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2. Issuer Name and Ticker or Trading Symbol
     Seagram Company Ltd. (The)
     VO
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year
     05/31/1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship  of Reporting  Person(s) to Issuer  (Check all applicable)
   [X] Director                              [ ] 10% Owner
   [ ] Officer  (give  title  below)         [ ] Other  (specify below)
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7. Individual or Joint/Group  Filing (Check  Applicable  Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Direct|7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |  (D)   |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |   or   |                       |
                           |        |    | |                  | A/|           |  Owned at         |Indirect|                       |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |  (I)   |                       |
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
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |        |    | |                  |   |           |  1,000            | D      |                       |
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                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |5/21/98 |P   | | 100              |A  | $43.375   |                   | I      | 01                    |
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                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |5/21/98 |S   | | 100              |D  | $43.00    |                   | I      | 01                    |
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                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |5/27/98 |P   | | 3,000            |A  | $43.4375  |                   | I      | 01                    |
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                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |5/27/98 |S   | | 3,000            |D  | $43.4375  |  -0-              | I      | 01                    |
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                           |        |    | |                  |   |           |                   |        | Trust F/B/O John S.   |
  Common Stock             |        |    | |                  |   |           |  5,500            | I      | Weinberg              |
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Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.
*           If the Form is filed by more than one Reporting Person,
            see Instruction 4(b)(v).
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
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of    |2.Con-  |3.       |4.    |5.Number of De|6.Date Exer     |7.Title and Amount  |8.Price |9.Number   |10.|11.Nature of|
  Derivative  |version |  Transaction   | rivative Secu|  cisable and   |  of Underlying     |of Deri |of Deriva  |Dir|Indirect    |
  Security    |or Exer |         |      | rities Acqui |  Expiration    |  Securities        |vative  |tive       |ect|Beneficial  |
              |cise    |         |      | red(A)or Dis |  Date(Month/   |                    |Secu    |Securities |(D)|Ownership   |
              |Price of|         |      | posed of(D)  |  Day/Year)     |                    |rity    |Benefi     |or |            |
              |Deriva- |         |      |              |Date    |Expir  |                    |        |ficially   |Ind|            |
              |tive    |         |      |         | A/ |Exer-   |ation  |  Title and Number  |        |Owned at   |ire|            |
              |Secu-   |         |    | |         | D  |cisa-   |Date   |  of Shares         |        |End of     |ct |            |
              |rity    |Date     |Code|V|  Amount |    |ble     |       |                    |        |Month      |(I)|            |
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
  Deferred    |        |         |    | |         |    |        |       |            |       |        |           |   |            |
  Share Units |1-for-1 |12/31/97 |A   |V| 9.449   | A  |  02    |  02   |Common Stock|9.449  |$31.50  |           | D |            |
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  Deferred    |        |         |    | |         |    |        |       |            |       |        |           |   |            |
  Share Units |1-for-1 |2/9/98   |A   |V| 945.946 | A  |  02    |  02   |Common Stock|945.946|$37.00  |           | D |            |
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  Deferred    |        |         |    | |         |    |        |       |            |       |        |           |   |            |
  Share Units |1-for-1 |3/13/98  |A   |V| 11.526  | A  |  02    |  02   |Common Stock|11.526 |$39.50  |           | D |            |
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  Deferred    |        |         |    | |         |    |        |       |            |       |        |           |   |            |
  Share Units |1-for-1 |4/20/98  |A   |V| 154.093 | A  |  02    |  02   |Common Stock|154.093|$38.9375|2,925.106  | D |            |
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
Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). The securities reported herein as indirectly purchased and sold were purchased and sold and may be deemed to have been beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

02: The Deferred Share Units were accrued pursuant to The Seagram Company Ltd. (the "Company") Stock Plan for Non-Employee Directors and will be paid in Common Stock of the Company or cash after the Reporting Person's termination of service on the Company's Board of Directors.

**SIGNATURE OF REPORTING PERSON

By:  s/ Hans L. Reich
     -----------------
     Attorney-in-fact

DATE
June 8, 1998

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

           Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b) (4) of Regulation S-T.